FOR IMMEDIATE RELEASE	November 1, 2007
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 6
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS THIRD QUARTER EARNINGS FOR 2007

Tucson, Ariz. – UniSource Energy Corp. (NYSE: UNS) today reported earnings for the third quarter of 2007 of $25 million, or $0.66 per diluted share of common stock. Last year, UniSource Energy reported third-quarter earnings of $28 million, or $0.73 per diluted share.  UniSource Energy modified its 2007 full-year earnings guidance to be between $1.50 and $1.75 per diluted share from its previous range of between $1.55 and $1.85 per diluted share.

Higher fuel prices led to increased generation costs for Tucson Electric Power (TEP), UniSource Energy’s largest subsidiary. TEP’s purchased power costs also were driven higher by elevated market prices and greater energy use during Southern Arizona’s hot summer months.

“Fuel and purchased power costs were peaking at the very time our customers were setting new records for energy consumption,” said James S. Pignatelli, Chairman, President and CEO of UniSource Energy.  “We were forced to make significant use of our gas-fired units and purchased power to meet customer demands, and those resources came at a steep cost this summer.”

TEP’s energy needs were increased by the Aug. 1 cancellation of a 100-megawatt (MW) power supply contract with Tri-State Generation and Transmission Association, which controls the output of Unit 3 at TEP’s coal-fired Springerville Generating Station (SGS). TEP was forced to replace that power with market power purchases made at a higher cost.

TEP’s retail energy sales increased 7 percent over the same period last year due to warmer weather and a 2-percent expansion of the company’s customer base. The additional revenues from those sales and higher wholesale sales were more than offset by a 30-percent year-over-year increase in TEP’s third-quarter fuel and purchased power costs.

TEP filed a request in July 2007 seeking its first rate increase in more than a decade. This case has been consolidated with the proceeding in which the company sought clarification of the 1999 Settlement Agreement, which provided that TEP would begin charging market-based generation rates in 2009.

TEP has asked the Arizona Corporation Commission (ACC) to use one of three proposed methods – two of which include market-based generation components – to set new rates. The proposals would increase rates an average of 15 to 23 percent, depending on the chosen method, effective no later than January 1, 2009. The company also has requested that an adjustor mechanism be established to provide for timely recovery of fuel and purchased power costs incurred in serving its customers.

“Serving the needs created by steady growth in TEP’s service territory has increased our reliance on natural gas and purchased power, especially in the summer,” Pignatelli said. “The proposed adjustor is necessary to provide recovery of those expenses.”

UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, accounted for $1 million of UniSource Energy’s third quarter earnings.

Tucson Electric Power Company

TEP reported earnings for the third quarter of 2007 of $26 million compared with $30 million for the same period in 2006.

Factors affecting TEP's third quarter 2007 results include:

•
A $24 million increase in retail and wholesale revenues were offset by a $34 million increase in fuel and purchased power costs.  Higher coal costs, a 26 percent increase in gas-fired generation and higher purchased power costs contributed to a 30 percent year-over-year increase in fuel and purchased power costs;

•	A $7 million increase in other revenues for fees and reimbursements received from Tri-State for fuel and operations and maintenance (O&M) costs related to SGS Unit 3;

•
A $1 million increase in O&M expense resulting primarily from costs related to TEP’s operations of SGS Unit 3 that are reimbursed by Tri-State.  O&M expense in the third quarters of 2007 and 2006 was partially offset by pre-tax gains of $3 million related to sales of excess SO2 Emission Allowances;

•	A $4 million increase in expenses related to the amortization of the transition recovery asset;

•	A $6 million decrease in interest expense resulting primarily from lower capital lease obligation balances; and

•
A $3 million decrease in other income caused primarily by reductions in interest income on investments in lease debt.  TEP’s investment in lease debt has been reduced by scheduled payments on capital lease obligations.

UNS Gas

UNS Gas reported a net loss of $2 million in the third quarters of 2007 and 2006.

A lower commodity surcharge and a 9 percent decrease in therm sales led to a $4 million reduction in retail revenues compared with the third quarter of 2006.  Purchased gas expense also decreased $4 million in the third quarter of 2007 compared with the same period last year.

UNS Gas filed a general rate case in July 2006 requesting a base rate increase of $9.6 million, or about 7 percent, to cover the growing cost of serving customers. An Administrative Law Judge for the ACC recommended a $5 million base rate increase for UNS Gas, with new rates to go into effect on December 1, 2007.  The ACC is scheduled to consider the UNS Gas rate case in an open meeting on November 8, 2007.

UNS Electric

UNS Electric reported earnings of $3 million for the third quarter of 2007, compared with $2 million for the same period last year. Warmer weather and 2 percent customer growth contributed to a 6 percent increase in retail kilowatt-hour (kWh) sales compared with the same period last year. UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months.

In December 2006, UNS Electric filed a general rate case seeking an average base rate increase of $8.5 million, or approximately 5.5 percent, to recover rising costs.  UNS Electric expects the ACC to rule on its rate case in early 2008.

Year-to-Date

UniSource Energy’s consolidated year-to-date earnings through September 30, 2007, were $42 million, or $1.13 per diluted share of common stock.  During the same period last year, UniSource Energy reported earnings of $55 million, or $1.46 per diluted share.

Net Income and Earnings Per Share Summary

	3rd Quarter		Year-to-Date Sept 30,
Net Income	2007	2006	2007	2006
	-Millions-		-Millions-
Tucson Electric Power	$26.0	$29.6	$39.1	$57.4
UNS Gas	(2.3)	(1.7)	1.2	1.7
UNS Electric	2.8	2.3	4.7	4.4
Other (1)	(1.1)	(2.0)	(2.8)	(5.8)
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$25.4	$28.2	$42.2	$57.7
Discontinued Operations - Net of Tax (2)	-	-	-	(2.7)
Net Income	$25.4	$28.2	$42.2	$55.0

Avg. Basic Shares Outstanding (millions)	35.5	35.3	35.5	35.2
Avg. Diluted Shares Outanding (millions)	40.0	39.9	40.0	39.8

	3rd Quarter		Year-to-Date Sept 30,
Earnings Per UniSource Energy Share	2007	2006	2007	2006
Tucson Electric Power	$0.73	$0.84	$1.10	$1.63
UNS Gas	(0.06)	(0.05)	0.03	0.05
UNS Electric	0.08	0.06	0.13	0.12
Other (1)	(0.03)	(0.05)	(0.07)	(0.16)
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$0.72	$0.80	$1.19	$1.64
Discontinued Operations - Net of Tax (2)	-	-	-	(0.08)
Net Income per Basic Share	$0.72	$0.80	$1.19	$1.56
Net Income per Diluted Share	$0.66	$0.73	$1.13	$1.46

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

(2) Relates to the discontinued operations and sale of Global Solar Energy, Inc. by Millennium on March 31, 2006.

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Earnings Outlook

UniSource Energy modified its 2007 full-year earnings to be between $1.50 and $1.75 per diluted share.

Numerous factors can affect UniSource Energy's ability to reach the 2007 estimate, including but not limited to: rising fuel and transportation costs; market prices for power in the fourth quarter of 2007; unexpected increases in O&M; performance of TEP's generating plants; resolution of pending litigation matters; regulatory decisions; the weather; the pace and strength of the regional economy and changes in accounting standards.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Conference Call and Webcast

UniSource Energy officials will discuss third quarter 2007 earnings and outlook for 2007 on Friday, November 2, 2007 beginning at 12 p.m. EDT in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and CEO, will host the call.

Internet Access

A live audio-only webcast of the conference call is available through a link at uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the event to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 21028030. A telephone replay will be available for seven days starting November 2. To listen to the replay, dial 800-642-1687 and reference confirmation code 21028030.

UniSource Energy's primary subsidiaries include Tucson Electric Power, which serves approximately 395,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for approximately 234,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$320,238	$298,641	$21,597	7.2
Electric Wholesale Sales	46,225	40,616	5,609	13.8
Gas Revenue	15,967	20,615	(4,648)	(22.5)
Other Revenues	15,774	9,896	5,878	59.4
Total Operating Revenues	398,204	369,768	28,436	7.7

Operating Expenses
Fuel	90,135	78,301	11,834	15.1
Purchased Energy	104,428	85,455	18,973	22.2
Other Operations and Maintenance	60,226	59,856	370	0.6
Depreciation and Amortization	34,513	33,330	1,183	3.5
Amortization of Transition Recovery Asset	25,739	21,959	3,780	17.2
Taxes Other Than Income Taxes	11,555	10,232	1,323	12.9
Total Operating Expenses	326,596	289,133	37,463	13.0
Operating Income	71,608	80,635	(9,027)	(11.2)

Other Income (Deductions)
Interest Income	3,756	4,582	(826)	(18.0)
Other Income	1,811	1,814	(3)	(0.2)
Other Expense	(2,291)	(206)	(2,085)	N/M
Total Other Income (Deductions)	3,276	6,190	(2,914)	(47.1)

Interest Expense
Long-Term Debt	18,468	18,855	(387)	(2.1)
Interest on Capital Leases	16,112	17,974	(1,862)	(10.4)
Loss on Extinguishment of Debt	-	1,080	(1,080)	N/M
Other Interest Expense	1,355	4,303	(2,948)	(68.5)
Interest Capitalized	(2,199)	(1,304)	(895)	(68.6)
Total Interest Expense	33,736	40,908	(7,172)	(17.5)

Income Before Income Taxes	41,148	45,917	(4,769)	(10.4)
Income Tax Expense	15,731	17,714	(1,983)	(11.2)

Net Income	$25,417	$28,203	$(2,786)	(9.9)

Weighted-average Shares of Common Stock Outstanding (000)	35,514	35,308	206	0.6

Basic Earnings per Share	$0.72	$0.80	$(0.08)	(10.0)

Diluted Earnings per Share	$0.66	$0.73	$(0.07)	(9.6)

Dividends Declared per Share	$0.225	$0.21	$0.015	7.1

	Three Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	3,037,188	2,837,918	199,270	7.0
Wholesale Sales	796,569	783,786	12,783	1.6
Total	3,833,757	3,621,704	212,053	5.9

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Nine Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$765,450	$728,697	$36,753	5.0
Electric Wholesale Sales	139,515	129,387	10,128	7.8
Gas Revenue	100,927	109,150	(8,223)	(7.5)
Other Revenues	39,925	23,352	16,573	71.0
Total Operating Revenues	1,045,817	990,586	55,231	5.6

Operating Expenses
Fuel	223,423	197,660	25,763	13.0
Purchased Energy	271,464	242,014	29,450	12.2
Other Operations and Maintenance	194,346	175,406	18,940	10.8
Depreciation and Amortization	103,494	96,767	6,727	7.0
Amortization of Transition Recovery Asset	59,944	51,080	8,864	17.4
Taxes Other Than Income Taxes	36,208	35,145	1,063	3.0
Total Operating Expenses	888,879	798,072	90,807	11.4
Operating Income	156,938	192,514	(35,576)	(18.5)

Other Income (Deductions)
Interest Income	12,656	14,651	(1,995)	(13.6)
Other Income	7,455	5,436	2,019	37.1
Other Expense	(4,542)	(1,181)	(3,361)	N/M
Total Other Income (Deductions)	15,569	18,906	(3,337)	(17.7)

Interest Expense
Long-Term Debt	54,733	56,747	(2,014)	(3.5)
Interest on Capital Leases	48,390	55,047	(6,657)	(12.1)
Loss on Extinguishment of Debt	-	1,080	(1,080)	N/M
Other Interest Expense	4,767	6,876	(2,109)	(30.7)
Interest Capitalized	(5,228)	(4,652)	(576)	(12.4)
Total Interest Expense	102,662	115,098	(12,436)	(10.8)

Income From Continuing Operations Before Income Taxes	69,845	96,322	(26,477)	(27.5)
Income Tax Expense	27,678	38,630	(10,952)	(28.4)

Income From Continuing Operations	42,167	57,692	(15,525)	(26.9)
Discontinued Operations - Net of Tax	-	(2,669)	2,669	N/M

Net Income	$42,167	$55,023	$(12,856)	(23.4)

Weighted-average Shares of Common Stock Outstanding (000)	35,469	35,223	246	0.7

Basic Earnings (Loss) per Share
Income from Continuing Operations	$1.19	$1.64	$(0.45)	(27.4)
Discontinued Operations - Net of Tax	-	$(0.08)	$0.08	N/M
Net Income	$1.19	$1.56	$(0.37)	(23.7)

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$1.13	$1.53	$(0.40)	(26.1)
Discontinued Operations - Net of Tax	-	$(0.07)	$0.07	N/M
Net Income	$1.13	$1.46	$(0.33)	(22.6)

Dividends Declared per Share	$0.675	$0.63	$0.045	7.1

	Nine Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	7,497,021	7,140,479	356,542	5.0
Wholesale Sales	2,456,531	2,443,365	13,166	0.5
Total	9,953,552	9,583,844	369,708	3.9

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.